WYNN RESORTS, LIMITED ANNOUNCES SALE OF ADDITIONAL
                            CONVERTIBLE DEBENTURES

LAS VEGAS--(BUSINESS WIRE)--July 30, 2003--Wynn Resorts, Limited

(Nasdaq:WYNN) today announced the sale of an additional $50 million aggregate principal amount of its 6% Convertible Subordinated Debentures due 2015. The sale was made pursuant to the full exercise of an option granted to the initial purchasers of its previously announced private offering of debentures, which closed July 7, 2003. The total offering, including the additional debentures, resulted in the issuance of $250.0 million aggregate principal amount of debentures.

Wynn Resorts contributed approximately $9 million of the net proceeds from the sale of the additional debentures to a subsidiary, which purchased U.S. government securities to secure the payment of three years of scheduled interest payments as required by the indenture governing the debentures. Wynn Resorts intends to use the remaining net proceeds from the sale to help finance its Macau project and for general corporate purposes.

The securities have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

This press release contains "forward-looking statements" within the meaning of the federal securities laws. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results to differ from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the company's future results is included under the caption "Risk Factors" in Item 1 of Wynn Resorts' annual report on Form 10-K for the year ended December 31, 2002.

CONTACT:
Wynn Resorts, Limited
Samanta Hegedus, 702/733-4520
investorrelations@wynnresorts.com


SOURCE: Wynn Resorts, Limited